Exhibit 99.1

EXTRA SPACE STORAGE INC.

PH (801) 562-5556

FAX (801) 562-5579

2795 E. Cottonwood Pkwy. Ste. 400

Salt Lake City, Utah 84121

info@extraspace.com

www.extraspace.com

FOR IMMEDIATE RELEASE

Extra Space Storage Announces the Departure of

Dean Jernigan from its Board of Directors

SALT LAKE CITY, Utah, November 12, 2004 – Extra Space Storage Inc. (NYSE: EXR) announced today that Dean Jernigan resigned yesterday from its Board of Directors.

“Following the successful completion of their initial public offering, I decided to take a more active role in another company which may compete with Extra Space Storage. In view of this, the Board and I have decided that it would be in the best interest of Extra Space Storage if I were to step down at this time”, said Mr. Jernigan. “I have enjoyed the opportunity to assist Extra Space Storage in their growth and in the public offering”.

Kenneth Woolley, Chairman and CEO of Extra Space Storage, said “on behalf of Extra Space Storage and our Directors, I want to thank Dean for his help and wise counsel, especially during the complex IPO process. We wish him well in his future pursuits”.

About Extra Space Storage Inc.

Extra Space Storage Inc., headquartered in Salt Lake City, Utah, is a real estate investment trust that owns and operates 136 self-storage properties in 20 states. The Company’s properties comprise more than 84,000 units and 9 million square feet rented by over 70,000 tenants. Additional Extra Space Storage information is available at www.extraspace.com.

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For Information:
James Overturf	William Coffin
Extra Space Storage Inc.	CCG Investor Relations
(801) 365-4501	(818) 789-0100